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                                                                    EXHIBIT 99.3

                      AMERICAN PLUMBING & MECHANICAL, INC.

                                OFFER TO EXCHANGE
                                       its
              11 5/8% Senior Subordinated Notes Due 2008, Series B
                             for any and all of its
              11 5/8% Senior Subordinated Notes due 2008, Series A


To Our Clients:

         Enclosed for your consideration are the Prospectus dated __________, 1999 (the "Prospectus") and the related Letter of Transmittal (which together with the Prospectus constitute the "Exchange Offer") in connection with the offer by American Plumbing & Mechanical, Inc., a Delaware corporation (the "Company"), to exchange its outstanding 115/8% Senior Subordinated Notes due 2008, Series A (the "Exchange Notes") for any and all of the outstanding 115/8% Senior Subordinated Notes due 2008, Series B (the "Old Notes"), upon the terms and subject to the conditions set forth in the Exchange Offer.

         We are the Registered Holders of Old Notes held for your account. An exchange of the Old Notes can be made only by us as the Registered Holders and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to exchange the Old Notes held by us for your account. The Exchange Offer provides a procedure for holders to tender by means of guaranteed delivery.

         We request information as to whether you wish us to exchange any or all of the Old Notes held by us for your account upon the terms and subject to the conditions of the Exchange Offer.

         Your attention is directed to the following:

              1. The Exchange Notes will be exchanged for the Old Notes at the rate of $1,000 principal amount of Exchange Notes for each $1,000 principal amount of Old Notes. Interest on the Notes will accrue at the rate of 115/8% per annum and will be payable semi-annually on each April 15 and October 15 commencing October 15, 1999, to the holders of record of Notes at the close of business on the April 1 and October 1, respectively, immediately preceding such interest payment date. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the original date of issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Old Notes, except that (i) the offering of the Exchange Notes has been registered under the Securities Act of 1933, as amended (the "Securities Act"), (ii) the Exchange Notes will not be subject to transfer restrictions and (iii) certain provisions relating to an increase in the stated interest rate on the Old Notes provided for under certain circumstances will be eliminated.

              2. Based on an interpretation by the staff of the Securities and Exchange Commission, Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or a "broker" or "dealer" registered under the Securities Exchange Act of 1934, as amended) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. See the discussion in the Prospectus under "The Exchange Offer--Purpose and Effect of the Exchange Offer."

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              3. The Exchange Offer is not conditioned on any minimum principal amount of Old Notes being tendered.

              4. Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange, or exchange Exchange Notes for, any Old Notes not theretofore accepted for exchange, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Notes, if any of the conditions described in the Prospectus under "The Exchange Offer--Conditions to the Exchange Offer" exist.

              5. Tendered Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on , 1999.

              6. Any transfer taxes applicable to the exchange of the Old Notes pursuant to the Offer will be paid by the Company, except as otherwise provided in the Prospectus under "The Exchange Offer--Solicitation of Tenders; Fees and Expenses" and in Instruction 9 of the Letter of Transmittal.

         If you wish to have us tender any or all of your Old Notes, please so instruct us by completing, detaching and returning to us the instruction form attached hereto. An envelope to return your instructions is enclosed. If you authorize a tender of your Old Notes, the entire principal amount of Old Notes held for your account will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date.

         The Exchange Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of the Old Notes in any jurisdiction in which the making of the Exchange Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction or would otherwise not be in compliance with any provision of any applicable security law.


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